EXHIBIT 99.1
Rackspace Technology Global Announces Final Results of Tender Offer

San Antonio, September 10, 2020 – Rackspace Technology Global, Inc. (the “Company”) today announced the final results for its previously announced tender offer (the “Tender Offer”) to purchase for cash up to $600.0 million aggregate principal amount of its approximately $1,120.2 million outstanding 8.625% Senior Notes due 2024 (the “Notes”). The Tender Offer expired at the end of the day, 12:00 midnight, New York City time on Wednesday, September 9, 2020 (the “Expiration Time”).
On August 27, 2020, the Company purchased $507.636 million aggregate principal amount of Notes that were tendered at or prior to the end of the day, 12:00 midnight, New York City time on Tuesday, August 25, 2020 (the “Early Tender Time”).  On September 10, 2020, the Company was advised by Global Bondholder Services Corporation, as Depositary for the Tender Offer, that after the Early Tender Time and at or prior to the Expiration Time, an additional $7,320,000 million in aggregate principal amount of the outstanding Notes had been validly tendered and not withdrawn in the Tender Offer.
Subject to the terms and conditions of the Tender Offer, as described in the Offer to Purchase, and the press release dated August 26, 2020, the Company has accepted for purchase all Notes validly tendered and not validly withdrawn prior to the Expiration Time, with the settlement date for such purchase expected to occur on or about September 11, 2020.

About Rackspace Technology
Rackspace Technology is a leading end-to-end multicloud technology services company. We design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Rackspace Technology Safe Harbor Statement

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect the Company’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control. Known risks include, among others, the risks included in Rackspace Technology, Inc.’s filings with the U.S. Securities and Exchange Commission. Because actual results could differ materially from the Company’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this press release with caution. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.